TRAC INTERMODAL

October 21, 2013

Val Noel
15 Arbor Club Drive
15-211
Ponte Vedra Beach, FL 32082

Dear Val:

We are pleased to offer you a position with Interpool, Inc. d/b/a TRAC Intermodal™ ("TRAC Intermodal" or the "Company") effective on October 28, 2013 ("Hire Date"). You are being hired as Senior Vice President – Chief Operations Officer, which is in Band A8 – Vice President-Senior. Your work location is Princeton, NJ. In this capacity, you will report to Keith Lovetro, President & CEO.

The basic terms of this offer are as follows:

* Your annual salary will be $275,000.00 payable over 24 pay periods per calendar-year, on the 15th and the final day of each month. In addition, you will receive a onetime cash bonus of $100,000.00 (the "Sign On Bonus") which shall be paid to you not later than January 31, 2014. You will also be eligible to receive a cash payment of $40,000.00 (the "Relocation Allowance"), which will be paid to you not later than April 30, 2014. All compensation payments (including, without limitation, the incentive compensation payments referenced below) will be net of any applicable federal, state, social security or other taxes and normal deductions.

* Your Target Incentive Compensation will be 100% of your base salary and is comprised of the following factors: 1) Key Performance Indicators (individual performance) and 2) Performance of the Company. See enclosed Banding and Incentive Compensation sheet for additional information. Being hired in fourth quarter makes you ineligible to participate in any applicable 2013 year end merit and/or bonus treatment. For 2014 only, and subject to the remaining provisions of this paragraph, you will be guaranteed 50% of your 2014 Target Incentive Amount (the "Guaranteed 2014 Incentive Amount"). One half of the Guaranteed 2014 Incentive Amount will be paid not later than March 31, 2014, and the other half will be paid not later than October 31, 2014. All compensation is payable in accordance with TRAC Intermodal's payroll policies. In order to receive any merit increase and/or incentive compensation payment (including, without limitation, the Sign On Bonus, Relocation Allowance and the Guaranteed 2014 Incentive Amount) you must be an active employee of TRAC Intermodal on, and not have given or received notice of termination, resignation or retirement of employment prior to, the day the compensation is actually paid. Please understand that payment of any merit increase and/or incentive compensation in any given year shall not entitle you to additional compensation in or in respect of any subsequent year.

- On or before December 1, 2013, the Company will grant you 50,000 restricted shares of the Company's indirect parent, SCT Chassis Inc. Such restricted shares shall have a total fair market value (based on the fair market value of the common stock as of the end of the preceding quarter as shall be determined in good faith by the Board of Directors of the SCT Chassis Inc.). The Initial Stock Grant shall be conditioned upon your execution of a shareholder agreement between you and the Company. One fourth (1/4) of the Initial Stock Grant will vest on January 1, 2014 and thereafter on January 1 of each of the next three (3) years.

* You are eligible for health and dental benefits as of your first day of hire. Vision insurance is effective on the first day of the month following your date of hire. A packet detailing 2013 TRAC Intermodal benefits will be provided to you and will be discussed in detail with you. You must actively enroll in benefits in order to receive them. You have thirty (30) days from your date of hire to sign up for benefits for yourself and your dependents, if applicable.

* For health and dental benefit premium contributions you are scheduled to contribute 20% toward the premiums in 2013. Employee contributions are based on actual premium costs. Employee contributions are made using pre-tax dollars.

* You will become eligible for Group Life Insurance in the amount of three times your annual salary up to a maximum of $500.000 at no cost to you effective immediately. You can elect to purchase additional coverage which will require you to successfully complete the application process.

* You will become eligible to enroll in the Company's 401(k) Plan on your date of hire. The employer matching contributions will be 100% up to the first 6% of your per pay contributions and are subject to a 5-year vesting schedule.

* Upon your Hire Date, you will be entitled to begin accruing up to 20 days vacation per year, accrued monthly. Vacation allowance will be on a calendar year basis. Any increase in vacation allowance will be granted in accordance with TRAC Intermodal's policy based on length of service. New hires are also granted up to 5 total sick/personal days per calendar year, depending on when employment commences.

* Travel expenses to and from our Princeton, NJ office will be reimbursed as company business travel through March 31, 2014.

For purposes of clarification, nothing contained herein shall limit or otherwise affect the ability of TRAC Intermodal (or any affiliate thereof) to amend, terminate or otherwise modify the terms of your employment or any benefit plan or program now or hereafter in existence in accordance with its terms and applicable law.

Moreover, you hereby confirm that you are not subject to any non-competition, confidentiality or other restrictive covenants that will impact your ability to properly and fully perform your job responsibilities while employed by TRAC Intermodal. In addition, you agree that you will not, during your employment with TRAC Intermodal, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that you will not bring onto the premises of TRAC Intermodal any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

We remind you that this offer is further conditioned upon successful completion of the following steps. First, you are required to successfully complete a drug test and a background check. Any falsification of information provided during the application process will also be grounds for rescinding all offers of

employment. Second, you must provide proof of your legal eligibility to work in the United States including completion of an "I-9 form" no later than three days after your employment commences. This is a requirement of the Immigration and Reform and Control Act of 1986.

Nothing herein constitutes an offer of employment for any definite period of time. The employment relationship is "at-will" which affords you and TRAC Intermodal the right to terminate the relationship at any time, with or without notice, with or without cause or for no reason or for any reason not otherwise prohibited by law. This letter agreement is governed by New Jersey law, without respect to any conflict of law rules and supersedes any and all prior employment offer letters from the Company to you.

We are excited that you have decided to join our team and look forward to your formal acceptance of our offer. If the signed offer letter is not received within five (5) days from the date of the letter, the offer shall be considered void.

Should you have any questions, please do not hesitate to give me a call at 609-986-0230.

Sincerely,

Rich Hediger
Vice President Human Resources

ACCEPTED BY: [signature] Val Noel

DATE: 10/23/13

TRAC Intermodal
211 College Road East
Princeton, NJ 08540
t. 609.452.8900
f. 609.243.0419